Exhibit 99.1

22nd Century Group Appoints James A. Mish as Chief Executive Officer and John Franzino as Chief Financial Officer

Mish brings extensive global executive leadership experience in the development, manufacturing and commercialization of active pharmaceutical ingredients, including cannabinoids, and related consumer products

Franzino brings extensive strategic financial leadership experience in tobacco and alcoholic beverage industries

WILLIAMSVILLE, N.Y. — June 3, 2020 – 22nd Century Group, Inc. (NYSE American: XXII) (“22nd Century” or “the Company”), a leading plant biotechnology company primarily focused on reduced nicotine tobacco and also hemp/cannabis plant genetics research and development, announced today that James A. Mish has been appointed Chief Executive Officer, effective June 22, 2020. The Company also announced that John Franzino has been appointed Chief Financial Officer, effective immediately.

Mish brings extensive global executive leadership experience in science-driven organizations with a recent focus on the development, manufacturing and commercialization of active pharmaceutical ingredients (“API”), including cannabinoids, and related consumer products. He has an outstanding track record of delivering profitable growth at both privately held and publicly traded companies. Prior to joining 22nd Century, Mish served as Chief Executive Officer of Noramco, a global leader in the production of controlled substances for the pharmaceutical industry, and Purisys, a synthetic cannabinoid API, ingredients and solutions provider to pharmaceutical and consumer products companies. Mish led the creation and spinoff of Purisys from Noramco during his tenure.

“We are very pleased to welcome Jim as our new Chief Executive Officer at this critical juncture in our Company’s history,” said Nora B. Sullivan, Chairperson of the Board of Directors of 22nd Century. “Jim’s extensive and proven executive leadership capabilities, substantial science-based industry background and deep experience with pharmaceutical and consumer products make him an outstanding candidate to successfully execute on the Company’s initiatives and strategic plan going forward. We are confident that under Jim’s demonstrated leadership capabilities, 22nd Century will continue to build its portfolio of assets and create value for the benefit of our shareholders. We expect that with Jim’s direction and guidance, 22nd Century will achieve meaningful growth as the Company looks towards the anticipated authorization of our MRTP application for our proprietary, reduced nicotine cigarettes, and as we work to develop new hemp/cannabis intellectual property and proprietary plants with valuable cannabinoid profiles.”

“I am delighted to join 22nd Century Group at this pivotal time in the Company’s growth as it looks to deliver on its primary mission to reduce smoking-related harm and also bring new and valuable hemp-derived cannabinoid products to market,” said Mish. “22nd Century is an innovative, plant-based biotech company with an extensive and growing intellectual property portfolio that is poised to disrupt both the tobacco and hemp/cannabis industries. I look forward to partnering with 22nd Century’s Board and management team to drive the business forward to deliver value to our customers and shareholders.”

Sullivan continued, “We are also pleased to welcome John Franzino into the role of Chief Financial Officer. John is an accomplished strategic financial executive with a track record of successful leadership in high-growth, highly regulated, consumer-facing industries including tobacco and alcoholic beverages. We are excited to have a CFO of his caliber on the executive management team to help lead the Company through the next chapter of its growth.”

Prior to joining 22nd Century Group, Franzino served as Chief Financial Officer of the West Point Association of Graduates. Additionally, he has extensive strategic financial leadership experience serving as Vice President of Finance and Controller at Bard College; as Chief Financial Officer of Santa Fe Natural Tobacco Company, a subsidiary of Reynolds American, Inc.; and as Chief Financial Officer of Labatt USA. Franzino is a Certified Public Accountant (CPA) and holds a Master of Business Administration degree from Farleigh Dickinson University.

“Also, on behalf of the Company’s Board of Directors, I would like to thank Andrea Jentsch, who has resigned as Chief Financial Officer due to personal reasons, for her service and significant contributions to the Company. Despite the challenges presented by COVID-19, Andrea has built a very strong team critical to advancing the Company’s accounting, finance, information technology and human resources activities, and she has made a number of significant improvements to the Company’s processes, internal reporting and IT resources that will be important enablers for the commercialization of the Company’s proprietary plants and products. We wish Andrea the best in her future endeavors,” Sullivan added.

About 22nd Century Group, Inc.

22nd Century Group, Inc. (NYSE American: XXII) is a leading plant biotechnology company focused on technologies that alter the level of nicotine in tobacco plants and the level of cannabinoids in hemp/cannabis plants through genetic engineering, gene-editing and modern plant breeding. The Company’s primary mission in tobacco is to reduce the harm caused by smoking by bringing its proprietary reduced nicotine content tobacco cigarettes – containing 95% less nicotine than conventional cigarettes – to adult smokers in the U.S. and international markets. The Company’s primary mission in hemp/cannabis is to develop proprietary hemp/cannabis plants with valuable cannabinoid profiles and agronomic traits and to commercialize those plants through a synergistic portfolio of strategic partnerships in the hemp/cannabis industry.

Learn more at xxiicentury.com, on Twitter @_xxiicentury and on LinkedIn.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements concerning our business, operations and financial performance and condition as well as our plans, objectives and expectations for our business operations and financial performance and condition that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. You can identify these statements by words such as “aim,” “anticipate,” “assume,” “believe,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “positioned,” “predict,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management's beliefs and assumptions. These statements are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. All forward-looking statements are subject to risks and uncertainties and others that could cause actual results to differ materially from those contained in our forward-looking statements. Please refer to the “Risk Factors” in our Annual Report on Form 10-K filed on March 11, 2020 and in our subsequently filed Quarterly Report on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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Contacts:

Mei Kuo

22nd Century Group, Inc.

(716) 300-1221

mkuo@xxiicentury.com

Cory Ziskind

ICR

(646) 277-1232

cory.ziskind@icrinc.com